Exhibit 15.1

FANGDA PARTNERS

http://www.fangdalaw.com

中国北京市朝阳区光华路一号	电子邮件	E-mail:	email@fangdalaw.com
北京嘉里中心北楼27层	电 话	Tel.:	86-10-5769-5600
邮政编码： 100020	传 真	Fax:	86-10-5769-5788

27/F, North Tower, Beijing Kerry Centre

1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

XPeng Inc.

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

April 16, 2025

Dear Sirs,

We consent to the references to our firm under “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Group VIEs and Their Shareholders”, in XPeng Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference the summaries of our opinions under these headings into the Registration Statements on Form S-8 (No. 333-251792, No. 333-265733 and No. 333-282085). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Signature: Fangda Partners